Exhibit 23.1

Independent Auditors’ Consent

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-67085, 333-79269, 333-36680, 333-47026, 333-53332, 333-69036, 333-101759 and 333-105864) and the Registration Statements on Form S-3 (nos. 333-81626 and 333-85996) of Digital River, Inc. of our report dated May 18, 2004 with respect to the consolidated financial statements of element 5 Informationstechnologien und —dienstleistungen Aktiengesellschaft and subsidiaries appearing in the Form 8-K/A of Digital River, Inc.

Ernst & Young AG
Wirtschaftspruefungsgesellschaft

/s/ Peter Nolden	/s/ ppa. Juergen Luckas

Duesseldorf, Germany

May 21, 2004